Exhibit 10.4

ORIENT-EXPRESS HOTELS LTD.

2007 Stock Appreciation Rights Plan

(as adopted by the Board of Directors on December 3, 2007 and amended on September 8, 2008)

1.                                       The Plan

Orient-Express Hotels Ltd. (“OEH”) may grant stock appreciation rights (“SARs”) with respect to Class A common shares of OEH pursuant to this 2007 Stock Appreciation Rights Plan (the “Plan”) to permanent and seasonal full-time employees working at least 35 hours per week and permanent and seasonal part-time employees working less that 35 hours per week (“Employees”) of OEH, any of its subsidiaries or affiliates and any of its investees that have adopted the Plan (each, a “Participating Company”).  In general, an SAR will entitle the Employee to whom an SAR has been granted to receive a cash payment related to the increase (if any) in the market value of OEH’s Class A common shares over three (3) years.

2.                                       Administration of the Plan

The Compensation Committee (the “Committee”) of the Board of Directors of OEH will administer the Plan and the SARs granted under it.  Any decision of the Committee will be final and conclusive in all matters relating to the Plan and the SARs.  The Committee may make or vary regulations for the administration and operation of the Plan not inconsistent with its provisions.  The Committee may authorize any one or more Committee members or the Secretary of OEH to execute and deliver documents on behalf of the Committee.  If the Committee is not constituted, references to it in the Plan will be deemed to refer to the Board of Directors of OEH.

3.                                       To Whom SARs May Be Granted

SARs may be granted by the Committee to any eligible Employee of a Participating Company.  The Committee is authorized to determine which of the eligible Employees are to be granted SARs, the dates of grant, and the number of SARs to be granted to each.  Awards to full-time Employees may be at a higher number of SARs than to part-time Employees.  A list of Employees to whom SARs have been granted as of each grant date will be prepared and submitted to the Secretary of OEH on behalf of the Committee.  An SAR award certificate in a form approved by the Committee will be issued to each Employee to whom an SAR has been granted specifying the grant date, the fair market value of OEH’s Class A common shares on the grant date, and the number of SARs granted to the Employee.

4.                                       Maturity and Payment of SARs

An outstanding SAR will mature on the third (3rd) anniversary of its grant date.  Promptly following the maturity date (but no later than 75 days after the Participating Company’s tax year), a Participating Company will cause to be paid to each Employee holding a matured SAR who has been employed by the Participating Company continuously from the SAR grant date through the SAR maturity date an amount in cash equal to:

(a)  the excess (if any) of the fair market value of one OEH Class A common share at the SAR maturity date over the fair market value of one OEH Class A common share at the SAR grant date,

(b)  multiplied by the number of shares with respect to which the SAR was granted.

For purposes of the Plan, the fair market value of the Class A common shares will be the last sale price per share on the New York Stock Exchange on the relevant date (or, if not listed on that exchange, then the last sale price per share on the principal exchange or market on which the shares are traded).  Payment to an Employee by a Participating Company will be made through its ordinary payroll including deduction of applicable taxes.  The Plan will be unfunded, and no Participating Company will be required to segregate assets in connection with the Plan.

5.                                       SARs Not Assignable

No SAR granted under the Plan may be transferred by the Employee.  Upon maturity of an SAR, payment will be made only to the Employee.

6.                                       Adjustment of Number or Kind of Shares

If there is a stock split, stock dividend, stock combination, exchange of shares or similar capital adjustment involving the Class A common shares of OEH, the Committee will appropriately adjust the number and kind of shares with respect to which SARs have been granted, including the SAR grant prices.

7.                                       Amendment

The Plan may be amended from time to time by the Board of Directors of OEH.  No amendment will alter or impair the rights or obligations of any Employee, without his consent,

under any SAR granted under the Plan that has not yet matured.

8.                                       Termination

The Plan will terminate upon the first of the following dates or events to occur:

(a)  if OEH is a participant in any corporate amalgamation, merger, consolidation or other reorganization and no provision is made at the time of the transaction to continue the Plan,

(b)  by resolution of the Board of Directors of OEH terminating the Plan, or

(c)  on December 3, 2017.

In the event of termination of the Plan in any of the foregoing ways, the provisions of the Plan will continue to apply to any SARs granted prior to the termination that have not yet matured.

9.                                       Effect of SARs Upon Employment

Nothing in the Plan will be construed as giving any Employee of a Participating Company the right to be retained in employment. If a Participating Company dismisses any Employee, the Participating Company will have no liability for the effect which dismissal might have upon the Employee as a participant under the Plan.  Under no circumstances will a dismissed Employee be entitled to claim against the Participating Company any compensation relating to any SAR held by the Employee under the Plan that has not yet matured.

10.                                 Construction

In all respects the Plan will be governed by, and be construed in accordance with, the laws of the Islands of Bermuda.

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